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                                                                    Exhibit 4.16

                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

In re:                                  )        Chapter 11
                                        )        Case No. 03-10323 (JWV)
KEY3MEDIA GROUP, INC., et al., (1)      )
                                        )        (Jointly Administered)
              Debtors.                  )
                                        )        RE: DOCKET NOS. 3 AND 22
                                        )

         FINAL ORDER (I) AUTHORIZING THE DEBTORS TO OBTAIN POST-PETITION FINANCING, (II) granting SECURITY INTERESTS AND SUPERPRIORITY CLAIMS TO THE
 POSTPETITION LENDERS, (III) AUTHORIZING THE DEBTORS TO USE CASH COLLATERAL OF
  THE PREPETITION SECURED LENDERS AND (IV) GRANTING ADEQUATE PROTECTION TO THE
                          PREPETITION SECURED LENDERS

         This matter is before the Court upon the Emergency Motion dated February 3, 2003 (the "Motion") of Key3Media Group, Inc. ("KGI"), Key3Media Events, Inc. ("Events"), Key3Media Advertising, Inc. ("Advertising"), Key3Media BCR Events ("BCR"), Key3Media VON Events, Inc. ("VON") and Key3Media BioSec Corp. ("BioSec" and, collectively with KGI, Events, Advertising, VON and BCR, the "Debtors") in the above-captioned chapter 11 cases seeking this Court's authorization, pursuant to sections 105, 361, 362, 363 and 364 of title 11 of the United States Code (the "Bankruptcy Code") and Rules 2002, 4001 and 9014 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), for an order
(1) authorizing the Debtors, on an interim basis, to obtain postpetition financing and other extensions of credit from Thomas Weisel Strategic Opportunities Partners L.P. and/or funds managed or controlled by it or its affiliates (collectively, "Weisel" or the "DIP Lenders"), (2) granting security interests and liens and according superpriority claim status in favor of the DIP Lenders as described in the Motion, (3)

---------------------------

         (1) The Debtors are Key3Media Group, Inc., Key3Media Events, Inc., Key3Media BCR Events, Inc., Key3Media Advertising, Inc. and BioSec Corp.

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authorizing the Debtors to use cash collateral (the "Cash Collateral") that is subject to the security interests of certain prepetition lenders to the Debtors,
(4) granting adequate protection to the prepetition secured lenders for the Debtors' use of the Cash Collateral; and a hearing having been held before this Court on February 4, 2003 (the "Interim Hearing") and a final hearing having been held on March 26, 2003 (the "Final Hearing"); and upon consideration of the Objection of Wells Fargo Bank, N.A. ("Wells Fargo") and Fleet National Bank, N.A. ("Fleet, together with Wells Fargo, the "Minority Banks") to Debtors' Emergency Motion to Authorize Post-Petition Senior Secured Credit (filed on February 4, 2003), Objection of Wells Fargo Bank, N.A. and Fleet National Bank, N.A. to Debtors' Motion to Authorize Post-Petition Senior Secured Credit (filed on February 25, 2003), Objection of Ballston Aero Trust Services, L.C. and the CIT Group/Equipment Financing to Interim Order and Proposed Final Order Authorizing Debtor-In-Possession Financing, Objection of Interface Creditors to Final Relief Authorizing Debtors to Obtain Post-Petition Financing, Objection of the Official Committee of Unsecured Creditors to Debtors' Motion to Authorize Post-Petition Secured Credit, Objection of the Acting United States Trustee for a Final Order (I) Authorizing the Debtors to Obtain Postpetition Financing and Other Extensions of Credit, (II) Granting Security Interests and Liens and According Superpriority Claims Pursuant to Sections 105 and 364(c) of the Bankruptcy Code and Rules 2002 and 9014 of the Federal Rules of Bankruptcy Procedure, and (III) Authorizing the Debtors to Use, to the Extent it May Exist, Cash Collateral and Granting Adequate Protection to Prepetition Secured Lenders for the Debtors' Use of Any Cash Collateral Pursuant to Section 363 of the Bankruptcy Code.

         IT IS HEREBY FOUND AND DETERMINED that:

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         A.       The Debtors commenced their cases (the "Cases") by filing with this Court their voluntary petitions for reorganization under chapter 11 of the Bankruptcy Code on February 3, 2003 (the "Petition Date") and continue to manage their properties and to operate their businesses as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code. On February 14, 2003, the United States Trustee for the District of Delaware (the "UST") appointed an Official Committee of Unsecured Creditors (the "Committee"). No trustee or examiner has been appointed in this case.

         B. This Court has jurisdiction over these proceedings and the parties and property affected hereby pursuant to 11 U.S.C. Sections 157(b) and 1334. Consideration of the Motion constitutes a "core proceeding" under 28 U.S.C. Section 157(b)(2).

         C. The Debtors are engaged in the business of producing, managing and promoting a portfolio of trade shows, conferences and other events for the information technology industry.

         D. The holders of claims (the "Prepetition Lenders") arising under the Amended and Restated Credit Agreement dated June 26, 2001, as amended (the "Prepetition Credit Facility") assert that the Debtors' indebtedness under the Prepetition Credit Facility is secured by legal, valid, enforceable, duly perfected, unavoidable first-priority liens and security interests (the "Prepetition Liens") in all or substantially all of the Debtors' assets (the "Prepetition Collateral") pursuant to an Amended and Restated Security Agreement dated June 26, 2001, as amended (the "Prepetition Security Agreement" and, collectively with the Prepetition Credit Facility and all related documents executed in connection therewith, the "Prepetition Loan Documents"), provided, however, that the Required Lenders assert that the Prepetition Liens are subject to subordination and/or release as set forth in the Fifth Amendment (defined below) and the Minority Banks dispute this assertion.

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         E.       The Prepetition Lenders assert that the Debtors' indebtedness under the Prepetition Loan Agreements consists of $80,000,000.00 of Revolving Credit Advance (as defined in the Prepetition Credit Facility) and $1,768,986.00 of Letter of Credit Advance (as defined in the Credit Facility) (the Revolving Credit Advance and the Letter of Credit Advance, together with interest and any properly chargeable fees heretofore or hereafter accrued thereon or payable with respect thereto, the "Prepetition Secured Debt").

         F. The Prepetition Lenders assert that the Prepetition Secured Debt is due and owing to the Prepetition Lenders without defense, offset, recoupment or counterclaim. In addition, the Prepetition Lenders assert that no portion of the Prepetition Secured Debt is subject to avoidance or subordination pursuant to the Bankruptcy Code or applicable nonbankruptcy law and that the Debtors do not have any claims or causes of action against the Prepetition Lenders. The Prepetition Lenders (other than the Minority Banks) further assert that the Debtors do not have any claims or causes of action against the administrative agent appointed under the Prepetition Credit Facility and the collateral agent under the Prepetition Credit Agreement (such agents collectively, the "Prepetition Agents").

         G. The Debtors are experiencing a severe liquidity shortage, as the result of which an immediate and ongoing need exists for the Debtors to obtain financing in order to continue the operation of their businesses as debtors-in-possession under chapter 11 of the Bankruptcy Code and to avoid the disruption of their businesses as "going concerns." Despite diligent efforts, the Debtors have been unable to obtain adequate financing in the form of unsecured credit allowable under section 503(b)(1) of the Bankruptcy Code as an administrative expense or solely in exchange for the grant of a special administrative expense priority pursuant to section 364(c)(1) of the Bankruptcy Code or in the form of credit secured by liens that are junior to existing liens

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on property of the Debtors or attach solely to the Debtors' unencumbered assets pursuant to section 364(c)(2) and (c)(3) of the Bankruptcy Code.

         H. The Debtors have requested that the DIP Lenders extend credit to the Debtors, and the DIP Lenders are willing to provide such credit upon the terms and conditions set forth in the Post-Petition Credit and Guaranty Agreement annexed to the Motion as Exhibit "A" and as amended pursuant to the terms of this Final Order (the "DIP Financing Agreement"), and the DIP Security Agreement annexed thereto as Exhibit "B" (the "DIP Security Agreement" and, collectively with the DIP Financing Agreement and all instruments, agreements, assignments and other documents referred to therein or requested by the DIP Lenders to give effect to the terms thereof, each as amended pursuant to the terms of this Final Order, the "DIP Financing Documents").

         I. The DIP Financing Documents contemplate, among other things, that the Debtors' obligations thereunder shall be secured by a first priority security interest in certain of the Debtors' assets, senior to the Prepetition Liens. The Debtors, the DIP Lenders and the Required Lenders (as such term is defined in the Prepetition Credit Agreement) have asserted that the Prepetition Loan Documents authorize the subordination and/or release of the Prepetition Liens to the proposed first priority security interest contemplated in the DIP Financing Documents and this Order. The Minority Banks have asserted that the contemplated subordination and/or release of the Prepetition Liens contemplated in the DIP Financing Documents is not authorized by the Prepetition Loan Documents.

         J. The Debtors have prepared a forecast of their estimated cash receipts and disbursements following the Petition Date (the "Budget"), which has been reviewed and approved by the DIP Lenders. The DIP Financing Documents prohibit the Debtors from

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receiving more credit than the amount required to maintain their businesses, as reflected on the Budget, and thereby ensure that the Debtors do not obtain credit that is more than the amount necessary to avoid irreparable harm to the Debtors' estates.

         K. The Debtors, the DIP Lenders and the Required Lenders have asserted that, through the consent and authorization of the Required Lenders in that certain 5th Amendment, Waiver and Consent To Amended and Restated Credit Agreement dated as of January 31, 2003, and annexed to the Debtors' Motion as Exhibit E (the "Fifth Amendment"), the Prepetition Lenders have consented to the Debtors' use of their Cash Collateral in accordance with the Prepetition Credit Facility, provided that the Debtors comply with the Budget and the Prepetition Lenders receive the benefits of this Order as adequate protection of the Prepetition Lenders' interests in the Prepetition Collateral. The Minority Banks have asserted that the Fifth Amendment is not valid, effective and binding in any respect, and have not consented to or authorized any of the amendments set forth therein.

         L. The Debtors and certain of the DIP Lenders have filed a joint plan of reorganization (the "Joint Plan") and a related disclosure statement. The financing contemplated in the DIP Financing Documents appears to be sufficient to enable the Debtors to have sufficient liquidity during the period of time that is expected to pass until this Court considers confirmation of the Joint Plan.

         M. The terms of the DIP Financing Documents, as amended pursuant to the terms of this Final Order, appear to be fair and reasonable, reflect the Debtors' exercise of prudent business judgment consistent with their fiduciary duties, and are supported by reasonably equivalent value and consideration. The DIP Financing Documents have been negotiated in good faith and at arm's length among the Debtors and the DIP Lenders and any credit extended or

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loans made to the Debtors by the DIP Lenders pursuant to the DIP Financing
Documents shall be deemed to have been extended by the DIP Lenders in good faith, as that term is used in section 364(e) of the Bankruptcy Code.

         N. The Debtors' counsel has certified that a copy of the Motion (together with copies of the DIP Financing Documents annexed thereto and the Interim Order) was served by hand delivery, facsimile, email, or overnight courier service upon the UST, counsel to the Prepetition Agent, the Prepetition Lenders, the DIP Lenders, the Committee, and all parties who had requested notice pursuant to Fed. R. Bankr. P. 2002. The Court finds that the notice given as it relates to this Final Order is sufficient for all purposes under the Bankruptcy Code and the Bankruptcy Rules, including, without limitation, sections 102(1) and 364 of the Bankruptcy Code and Bankruptcy Rule 4001.

         O. Good cause has been shown for the entry of this Final Order and the Debtors have requested the entry of this Final Order pursuant to Bankruptcy Rule 4001(b) and (c). Absent entry of this Final Order the Debtors will be unable to continue to finance their operations. Entry of this Final Order will minimize disruption of the Debtors' business and operations as a going concern, will preserve the assets of the Debtors' estate, will increase the possibility of a successful reorganization of the Debtors, and is in the best interests of the Debtors, their creditors and their estates.

         NOW, THEREFORE, IT IS HEREBY ORDERED, effective immediately, that:

         1. The Debtors are authorized, pursuant to the DIP Facility, as defined in the DIP Financing Agreement, to obtain term loans from the DIP Lenders from time to time (the "Credit Extensions") in an aggregate amount not to exceed $30,000,000, subject to all of the terms and conditions of the DIP Financing Documents (as amended pursuant to the terms of this Final Order), and to incur any and all liabilities and obligations thereunder and to pay all interest, fees,

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expenses and other obligations provided for under the DIP Financing Documents;
and to satisfy all conditions precedent and perform all obligations under this Final Order and the DIP Financing Documents in accordance with the terms hereof and thereof. The DIP Lenders shall not have any obligation or responsibility to monitor the Debtors' use of the Credit Extensions and may rely on Debtors' representations that the amount of Credit Extensions requested at any time, and the use thereof, are in accordance with the requirements of this Final Order and the DIP Financing Agreement.

         2. All Credit Extensions made by the DIP Lenders to the Debtors under any of the DIP Financing Documents, together with all interest, fees and other charges (including, without limitation, legal fees) at any time payable by the Debtors to the DIP Lenders pursuant to the DIP Financing Documents (collectively, the "Post-Petition Debt"), shall be, and hereby are, secured by valid, binding and enforceable security interests in and liens upon all of the Debtors' property, as more particularly described in the DIP Security Agreement (collectively, the "Collateral"), including the Prepetition Collateral and all tangible, intangible, real and personal property of the Debtors arising, created or acquired at any time before or after the Petition Date, including, but not limited to, all of the Debtors' accounts, inventory, equipment, general intangibles, accounts receivable, intellectual property, investment property, documents, instruments, chattel paper, escrows, deposit accounts, tort claims and books and records, and all cash and non-cash proceeds of the foregoing.

         3. The relative priority of the DIP Lenders' liens and security interests granted pursuant to the DIP Security Agreement and this Final Order shall be as follows: (a) to the extent and only to the extent that the Fifth Amendment is, in all respects, valid, effective and binding, the DIP Lenders shall have a first priority, senior and priming lien and security interest

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as to the Collateral consisting of all of the assets and properties of the Loan
Parties identified on Schedule 1.1 and 1.2 of the DIP Financing Agreements (collectively, the "Priority Collateral"), provided, however, that (w) the Priority Collateral shall not include all or substantially all of the Prepetition Collateral, (x) the DIP Lenders' liens and security interests in the Priority Collateral shall be subject to the Carve-Out (as defined below) and (y) if and to the extent that the Fifth Amendment is deemed to be not valid, effective and binding by a final, non-appealable order, the DIP Lenders shall not have a first priority security interest in the Priority Collateral but shall instead be deemed to have a second priority lien and security interest, immediately junior to the Prepetition Liens, in and to all of the Priority Collateral; (b) the DIP Lenders shall have a second priority lien and security interest, immediately junior to the Prepetition Liens, in and to all Prepetition Collateral that does not constitute Priority Collateral; and (c) the DIP Lenders shall have a first priority lien and security interest, immediately senior to the Replacement Liens (defined below), in and to all Collateral that is neither Priority Collateral nor Prepetition Collateral, provided however, that notwithstanding the foregoing, nothing in this Final Order shall grant to the DIP Lenders liens or security interests in a certain aircraft that is the subject of a certain CIT Master Aircraft Trust Agreement dated as of January 26, 2000 among Ballston Aero Trust Services, L.C., as trustee and Events as lessee.

         4. The DIP Lenders and the Prepetition Lenders shall not be required to file or record financing statements, mortgages, notices of lien or similar instruments in any jurisdiction or agency, including the United States Patent and Trademark Office, take possession of any property, including certificated securities, or take any other action in order to validate and perfect the security interests and liens granted to them pursuant to this Final Order. If the DIP Lenders or the Prepetition Lenders shall, in their sole discretion, choose to file such financing statements,

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mortgages, notices of lien or similar instruments or otherwise confirm perfection of such security interests and liens, all such documents shall be deemed to have been filed or recorded at the time and on the date of entry of this Final Order. The DIP Lenders may, in their discretion, file a certified copy of this Final Order in any filing or recording office in any jurisdiction in which Debtors are organized or have or maintain any Collateral or an office.

         5. The automatic stay provisions of section 362 of the Bankruptcy Code are hereby modified as to the Prepetition Lenders and the DIP Lenders to the limited extent necessary to implement the provisions of this Final Order and the DIP Financing Documents, thereby permitting, but not requiring, the Prepetition Lenders and the DIP Lenders, inter alia, to file or record any UCC-1 financing statements and other instruments and documents evidencing the security interests and liens granted to Prepetition Lenders and DIP Lenders in the Collateral, and to enforce their respective security interests and liens upon default subject to the notice provisions of this Final Order.

         6. In no event shall any provision in this Final Order be deemed to grant the DIP Lenders a security interest in or lien upon any of the Debtors' rights in and to claims and causes of action under Bankruptcy Code sections 544, 545, 547 and 548 (collectively, the "Avoidance Actions") or the proceeds thereof.

         7. Subject only to the Carve-Out (defined below), all Post-Petition Debt is hereby granted an administrative priority in accordance with the provisions of section 364(c)(1) of the Bankruptcy Code over all other administrative expenses in the Debtors' cases of the kind specified in, or ordered pursuant to, sections 105, 326, 328, 330, 331, 503(b), 507(a), 507(b)
and 726 of the Bankruptcy Code; provided, however, with respect to any proceeds of Avoidance Actions, the DIP Lenders shall be authorized to receive payments therefrom on account of the

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Post-Petition Debt as the holder of a claim entitled to priority under section
503(b) of the Bankruptcy Code and such payments shall be pro rata with payments to the holders of other claims under section 503(b) of the Bankruptcy Code. Except as set forth herein, no costs or administrative expenses which have been or may be incurred in these chapter 11 cases, in any proceedings related hereto or in any superseding chapter 7 case, and no priority claims are or will be prior to or on a parity with the claims of DIP Lenders against Debtors arising under any of the DIP Financing Documents. In no event shall any costs or expenses of administration be imposed upon Prepetition Lenders or DIP Lenders or any of the Collateral pursuant to section 506(c) of the Bankruptcy Code or otherwise without the prior written consent of Prepetition Lenders and DIP Lenders and no such consent shall be implied from any action, inaction or acquiescence by any of them, provided, however, that in the event that Collateral is sold or liquidated and the proceeds from such sale or liquidation are paid or to be paid to the DIP Lenders or the Prepetition Lenders, then any costs directly associated with such sale, including commissions, shall be payable out of the proceeds of such sale. In no event shall the Prepetition Lenders or the DIP Lenders be subject to the equitable doctrine of "marshaling" or any similar doctrine with respect to the Collateral.

         8. As adequate protection for any diminution in value of the Prepetition Lenders' interests in the Prepetition Collateral resulting from (a) the Debtors' use, if any, of Prepetition Collateral, including the Cash Collateral, (b) any subordination or release of the Prepetition Lenders' Prepetition Liens pursuant to the DIP Financing Documents and this Final Order (in the event, and to the extent, it is determined that such subordination or release is deemed to have occurred in connection with the Fifth Amendment), and
(c) the imposition of the automatic stay pursuant to Bankruptcy Code section 362, the Debtors shall pay on a current basis to the Pre-

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petition Lenders during the pendency of their Bankruptcy Cases (i) post-petition interest at the non-default rate as set forth in the Pre-Petition Credit Agreement (which obligation shall be subordinated to all Postpetition Debt incurred under the Postpetition Financing Agreement), (ii) all reasonable out-of-pocket fees and expenses (which obligation shall be subordinated to all postpetition debt incurred under the Postpetition Financing Agreement) incurred by the Prepetition Lenders in connection with the Prepetition Credit Agreement and this bankruptcy case. In connection therewith, on March 31, 2003, the Debtors shall pay to Milbank Tweed Hadley & McCloy to be held in escrow for the benefit of the Minority Banks the sum equal to pre-petition and post-petition legal and advisory fees actually incurred by the Minority Banks through and including February 28, 2003, in aggregate amount not to exceed $1 million. Fee statements of Weisel (representing fees and expenses incurred in any capacity) and the Minority Banks, other than the fee statement of the Minority Banks up to and including February 28, 2003 (which shall be distributed no later than March 28, 2003), shall be distributed to the Debtors, the Committee, the UST, Weisel and the Minority Banks, as the case may be, on or about the 20th day of each calendar month, and all such parties shall have 20 days thereafter to review and object to the reasonableness of the fees and expenses incurred and requested pursant to the fee statement. If no objection is timely received during the applicable 20-day period, the Debtors shall pay the requested fees and expenses. Notwithstanding anything set forth herein, the Court reserves the right to review all fee statements for reasonableness.

         9. With respect to the fee statements of the Minority Banks up to and including February 28, 2003, the UST and the Committee shall have 20 days to review and object to the reasonableness thereof. Weisel and the Debtors have agreed not to and shall not be permitted to object to the reasonableness of the fees and expenses of the Minority Banks incurred during the

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period prior to and including February 28, 2003 to the extent the aggregate fees and expenses incurred by the Minority Banks during that period does not exceed
$1 million. If any objection is made the Court shall set a hearing date to resolve such objection unless otherwise consensually resolved prior to such hearing date by the parties. Fee statements will not include descriptions of the services unless requested by a party on the grounds that such party is unable to properly review such statements for reasonableness, in which case the party submitting the fee statements may redact such fee statement as reasonably necessary to protect its attorney-client privilege and other confidential information. Any redactions of a fee statement made pursuant to this paragraph remain subject to this Court's in camera review if a recipient party objects to such redactions. The parties will endeavor to provide sufficient data for each party to complete its review. Subject to the time and other limitations as set forth in this paragraph 9 and paragraph 8, the Debtors, the Minority Banks, the UST, the Committee, and Weisel each reserve the right to object to the reasonableness of all fee statements of such parties.

         10. As further adequate protection, the Prepetition Lenders are hereby granted (effective upon the Petition Date and without the necessity of the execution by the Debtors of mortgages, security agreements, pledge agreements, financing statements or other agreements) a valid, perfected and enforceable second-priority security interest (immediately junior to the lien granted to the DIP Lenders pursuant to clause (c) of paragraph 3 above) as a replacement lien upon all of the assets of the Debtors created after the Petition Date, the Avoidance Actions and their proceeds, to the extent of any diminution in value of the Prepetition Lenders' interest in and to all of the Collateral (the "Replacement Liens"), and are further granted a superpriority allowed claim pursuant to Bankruptcy Code section 507(b), immediately junior to the claims under Bankruptcy Code section 364(c)(1) held by the DIP Lenders. The Replacement Liens and super-

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priority claims shall be subject to the Carve-Out to the same extent as the
Prepetition Liens. During the pendency of the Bankruptcy Cases, the Debtors shall simultaneously deliver to the Minority Banks and the Committee all reports, notices or other documents delivered to the DIP Lenders pursuant to the DIP Financing Agreement.

         11. The Prepetition Lenders have asserted that the Prepetition Secured Debt and all liens and security interests of Prepetition Lenders are legal, valid, binding, unavoidable, enforceable and duly perfected and that the Prepetition Secured Debt is allowable as a fully secured claim against Debtors and is not subject to counterclaim, avoidance, recoupment or equitable subordination. In consideration of the Required Lenders' and the Minority Banks' consent to the Debtors' use of Cash Collateral and, to the extent it may occur, the subordination or release of the Prepetition Liens (to the extent that the Fifth Amendment is deemed in all respects valid, effective and binding) in the Priority Collateral to the liens and security interests granted to the DIP Lenders pursuant to this Final Order and the DIP Financing Documents, the legality, validity, extent, enforceability and perfection of the liens and security interests of the Prepetition Lenders in the Prepetition Collateral and the legality, validity and enforceability, without offset or equitable subordination, of the Prepetition Secured Debt shall be subject only to the rights of any party having standing to do so to commence an appropriate adversary proceeding or contested matter objecting to the legality, validity or amount of the Prepetition Secured Debt or the legality, validity, extent or perfection of the liens and interests of Prepetition Lenders in the Collateral or the Prepetition Collateral or seeking equitable subordination of all or any part of the Prepetition Secured Debt, which adversary proceeding or contested matter must be filed no later than April 18, 2003. If such adversary proceeding or contested matter is not timely filed, then the liens and security interests of the Prepetition Lenders in the Prepetition

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Collateral shall be deemed legal, valid, binding, enforceable and perfected, and all of the Prepetition Secured Debt shall be deemed conclusive and binding upon the Debtors and all parties in interest in this case and in any superseding chapter 7 case, including any subsequently appointed trustee, as a legal, valid, binding and enforceable claim that is not subject to counterclaim, equitable subordination or other defense.

         12. In no event shall any person or entity who pays (or, through the extension of credit to Debtors, causes to be paid) any of the Post-Petition Debt be subrogated, in whole or in part, to any rights, remedies, claims, privileges, liens or security interests granted to or in favor of, or conferred upon, the DIP Lenders by the terms of the DIP Financing Documents or this Final Order, until such time as all of the Credit Extensions are repaid in full and the DIP Facility has been terminated.

         13. The term "Carve-Out Expenses" means (i) the professional fees and disbursements allowed by order of the Court and incurred by the Debtors and any statutory committee of unsecured creditors, and expenses incurred by any member of such statutory committee (collectively, "Professional Fees and Expenses"), in an aggregate amount not to exceed $500,000.00, (ii) any unpaid fees payable to the UST pursuant to 28 U.S.C. Section 1930(a)(6), (iii) any unpaid fees payable to the Clerk of the Court, and (iv) in the event the Cases are converted to cases under chapter 7 of the Bankruptcy Code, any fees and expenses of a chapter 7 trustee in an aggregate amount not to exceed $30,000 (collectively, the items referred to in clauses (i) through (iv) above are referred to as the "Carve-Out Expenses"). The Carve-Out Expenses shall not include any other claims that are or may be senior to or pari passu with any of the Carve-Out Expenses.

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         14.      The respective liens and security interests of the DIP Lenders and the Prepetition Lenders, whether arising from this Final Order, the DIP Financing Documents, the Prepetition Loan Documents or otherwise, and the super-priority administrative expense claims granted in this Final Order, shall be subject and subordinate only to the payment of Professional Fees and Expenses accrued but unpaid prior to an Event of Default and the Carve-Out Expenses (the "Carve-Out"). So long as an Event of Default (as defined in the DIP Financing Documents) shall not have occurred and be continuing, the Debtors shall be permitted to pay Professional Fees and Expenses of the kind specified in section 503(b) of the Bankruptcy Code incurred or accrued in the ordinary course of business of the Debtors prior to an Event of Default or otherwise permitted hereunder, and court-approved administrative expenses related to compensation and reimbursement of expenses allowed and payable under sections 330 and 331 of the Bankruptcy Code which shall not reduce or be credited against the amount of the Carve-Out Expenses; provided that the aggregate amount of any such payments from the Carve-Out with respect to any Professional Fees and Expenses accrued on or after the occurrence of an Event of Default to professionals covered by the Carve-Out, shall not exceed the amount of Carve-Out Expenses set forth in the preceding paragraph. As used in the preceding sentence, "court approved administrative expenses" shall include payments made pursuant to any Court-approved procedure for monthly or other payment of administrative expenses and/or paid from any prepetition retainer paid by the Debtors; provided that nothing contained herein shall exempt those persons hereafter receiving interim compensation payments or reimbursement of expenses pursuant to any such Court-approved procedure for monthly or other payment of administrative expenses from sections 327 through 331 of the Bankruptcy Code, including requirements that such compensation or reimbursement be allowed on a final basis after the filing of appropriate

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fee applications, and if applicable, any subsequent order of this Court requiring that such payments be disgorged. The allocation of the Carve-Out among the Collateral, and between the DIP Lenders and the Prepetition Lenders, shall be determined pursuant to a subsequent order of this Court if, when and to the extent such determination becomes necessary or relevant.

         15. No amount of the Carve-out Expenses shall be used in any event to pay any Professional Fees and Expenses arising out of or related to the prosecution of any claims or causes of action against the Prepetition Lenders or the DIP Lenders, including without limitation, relating to (a) preventing, hindering, or delaying the Prepetition Lenders' or the DIP Lenders' enforcement or realization upon any of the Collateral or (b) objecting to or contesting in any manner, or raising any defenses to, the validity, extent, perfection, priority or enforceability of the Prepetition Secured Debt, the Prepetition Liens, the Post-Petition Debt or the liens and security interests granted to the DIP Lenders or the Prepetition Lenders under the Interim Order, this Final Order, the DIP Loan Documents or the Prepetition Loan Documents, or any other rights or interests of the Prepetition Lenders or the DIP Lenders, or in asserting any claims or causes of action, including without limitation, any Avoidance Actions against Prepetition Lenders or the DIP Lenders, or arising after conversion of the Chapter 11 cases to cases under Chapter 7 of the Bankruptcy Code. Nothing contained herein shall be construed as limiting payment of Professional Fees and Expenses related to the investigation of any claim or cause of action against the Prepetition Lenders or the DIP Lenders.

         16. The Debtors are authorized to use proceeds of Credit Extensions and Cash Collateral to pay Professional Fees and Expenses to the extent consistent with each Approved Budget and to the extent that such compensation and expense reimbursement is awarded by the Court pursuant to sections 328, 330, or 331 of the Bankruptcy Code or pursuant to an administrative procedure established by Court order and to pay the legal and advisory fees and expenses of the Prepetition Lenders as set forth herein. The Debtors are authorized and directed to deduct from any Credit Advances, on a monthly basis, funds in an amount equal to the amount shown on the Approved Budget for Professional Fees and Expenses, which funds shall be segregated and escrowed in one or more escrow accounts maintained by counsel for Debtors for payment Professional Fees and Expenses (the "Professional Expenses Escrow"); provided, however, that (i) the sum of the aggregate amount deposited to the Professional Expenses Escrow shall not exceed the aggregate amount shown on the Approved Budget for Professional Expenses, and (ii) until the aggregate of all Professional Fees and Expenses of a given professional exceeds the amount of any retainer or other security deposit held by such professional, such professional shall not be entitled to receive any payment from the Professional Expenses Escrow. Nothing herein shall imply any obligation on the part of the DIP Lenders to fund any request for DIP Loans to cover such monthly Professional Fees and Expenses if and to the extent that any of the conditions precedent in the DIP Financing Agreement are not satisfied or if the Debtors do not have adequate borrowing availability under the DIP Financing Agreement in the amount of the DIP Loans requested. No monies shall be paid from the Professional Expenses Escrow or otherwise until such time as the payment of such Professional Fees and Expenses has been approved by order of the Court, after notice and a hearing, or pursuant to an administrative procedure established by Court order. The Prepetition Lenders and DIP Lenders shall not have any duty to insure that the Debtors discharge any of their obligations under this (or any other) paragraph of this Final Order. Neither the Debtors nor any of their creditors (including the Prepetition Lenders and the DIP Lenders) shall have any claim to or interest in funds on deposit in the Professional Expenses Escrow other than (a) the entitlement of the Prepetition Lenders and the DIP Lenders to receive, for application to any outstanding Post-Petition Debt or Prepetition Debt and (b) the entitlement of Debtors to receive (after payment in full of the Prepetition Debt and the Post-Petition Debt): (i) any balance remaining in the Professional Expenses Escrow or of any prepetition retainers after payment in full of all Professional Fees and Expenses are awarded by the Court to professionals and
(ii) any amounts paid from the Professional Expenses Escrow but subsequently disallowed by final order of the Court.

         17. The Prepetition Lenders shall be entitled to all the benefits provided by section 552(b) of the Bankruptcy Code.

         18. Dismissal or conversion of these chapter 11 cases shall not affect the rights of the DIP Lenders under the DIP Financing Documents or the rights of the DIP Lenders or the Prepetition Lenders under the Interim Order or this Final Order, and all of the rights and remedies thereunder of the DIP Lenders and the Prepetition Lenders shall remain in full force and effect.

         19. Nothing contained in this Final Order or in any of the DIP Financing Documents shall be construed to require the DIP Lenders to make any Credit Extensions other than as expressly provided in the DIP Financing Agreement or this Final Order, and any and all Credit Extensions that the DIP Lenders shall elect to make shall be in such amounts and made at such times as they may determine pursuant to the DIP Financing Documents or this Final Order. The DIP Lenders may, in their discretion, terminate the DIP Facility under the DIP Financing Agreement at any time in accordance with the terms thereof.

         20. All costs and fees (subject to the review of legal fees and expenses as set forth in paragraphs 8 and 9 above) contemplated in the DIP Financing Documents, including the Exit Fee and the Arrangement Fee as defined in the DIP Financing Agreement and as amended pursuant to the terms of this Final Order are fair, reasonable and a condition to the benefits to be afforded the Debtors under the DIP Financing Documents, provided that all such fees shall accrue without interest and shall (other than legal and advisory fees and expenses payable to Weisel as set forth in paragraphs 8 and 9 above) not be paid until the earlier to occur of (i) consummation of the Joint Plan (in which case such fees shall be payable in the form and manner set forth in the Joint Plan) or (ii) the Termination Date.

         21. The Debtors and the DIP Lenders are hereby authorized to implement, in accordance with the terms of the DIP Financing Documents, any amendments to and modifications of any of the DIP Financing Documents without further order of the Court on the following conditions: (i) the amendment or modification does not constitute a material change to the terms of the DIP Financing Documents (and, without limitation, a "material change" shall include a change that operates to increase the rate of interest other than as currently provided in the DIP Financing Agreement, increase the aggregate amount of the DIP Facility or any fees and costs assessed thereunder, enlarge the nature and extent of default remedies available to the DIP Lenders following an event of default or adversely impact or effect the Minority Banks); and, (ii) copies of the amendment or modification must be served by counsel for Debtors upon counsel for the Prepetition Lenders, any statutory committee, and the UST. Any amendment or modification that constitutes a material change must be approved by the Court to be effective.

         22. Upon or after the occurrence of an Event of Default under (and as defined in) the DIP Financing Agreement as amended pursuant to the terms of this Final Order, the DIP Lenders may, in their sole discretion, terminate further Credit Extensions under the DIP Facility as provided in the DIP Financing Agreement, demand repayment of all Post-Petition Debt and enforce the security interests and liens granted under the DIP Financing Documents or provided for in this Final Order with respect to the Collateral and take all other actions and exercise all other remedies under the DIP Financing Documents and applicable law which may be necessary to collect any Post-Petition Debt and to proceed against or realize upon all or any portion of the Collateral as if these chapter 11 cases or any superseding chapter 7 cases were not pending, so long as such actions do not impair the rights and interests of the Minority Banks in the Collateral (including any rights and interests of the Minority Banks in the event the Fifth Amendment is deemed not valid, effective and binding in any or all espects by a final non-appealable order).

         23. Prior to the enforcement of the DIP Lenders' remedies as provided herein, the DIP Lenders shall not be required to move for or obtain entry of an order of this Court modifying or lifting the automatic stay otherwise applicable under section 362 of the Bankruptcy Code to permit such enforcement, provided that the DIP Lenders shall provide five business days' written notice (counted after the first business day of receipt of any such notice) by facsimile or overnight courier service to counsel for the Debtors, the UST, the Minority Banks and any statutory committee of creditors of any action to enforce their remedies against property of the Debtors or the estate. In no event shall the Debtors be authorized to use any proceeds of Collateral or any proceeds of any Credit Extensions subsequent to an Event of Default to pay any cost or expenses of administration in these Chapter 11 cases or in any superseding Chapter 7 case after the occurrence of an Event of Default (except in respect of the Carve-Out) until such time as all of the Post-Petition Debt and Prepetition Secured Debt is paid in full (or cash collateralized) in accordance with the terms of the DIP Financing Agreement. Thereafter, any remaining balance of payments or proceeds coming into the possession of the DIP Lenders shall be turned over to Debtors for payment to creditors in accordance with further orders of the Court.

         24. The DIP Lenders have agreed to waive any Defaults or Events of Default that may exist on or prior to March 26, 2003, and all such Defaults or Events shall be deemed waived pursuant to this Order.

         25. Upon or after the occurrence of an Event of Default under (and as defined in) the DIP Financing Agreement as amended pursuant to the terms of this Final Order, the Required Lenders may withdraw their consent to the Debtors' use of the Cash Collateral upon three business days' prior written notice, in which event the Debtors shall cease using such Cash Collateral absent a further Order of this Court. The Debtors may use Cash Collateral before the expiration of the three-day notice period contemplated in this paragraph solely in amounts corresponding to the amounts projected by the Debtors in the then-applicable Approved Budget.

         26. Nothing herein shall be deemed to be a waiver by the Prepetition Lenders or the DIP Lenders of their rights to request additional or further protection of their respective interests in any property of Debtors, to move for relief from the automatic stay, to seek the appointment of a trustee or examiner or the dismissal of these cases, or to request any other relief in these cases, nor shall anything herein or in any of the DIP Financing Documents constitute an admission by the Prepetition Lenders or the DIP Lenders of the quantity, quality or value of any Collateral securing the Prepetition Debt or Post-Petition Debt or constitute a finding of adequate protection with respect to the interests of Prepetition Lenders or DIP Lenders in any Collateral. The Prepetition Lenders shall be deemed to have reserved all rights to assert entitlement to the protections and benefits of section 507(b) of the Bankruptcy Code in connection with any use, sale or other disposition of any of the Collateral, to the extent that the protection afforded by this Final Order to Prepetition Lenders' interests in any Collateral proves to be inadequate.

         27. The provisions of this Final Order shall be binding upon the Debtors and their respective successors and assigns, including, without limitation, any trustee appointed in any of these chapter 11 cases or any case to which these cases are subsequently converted and shall survive entry of an order confirming any plan of reorganization. The rights, remedies, powers and privileges conferred upon the Prepetition Lenders or the DIP Lenders pursuant to this Final Order shall be in addition to and cumulative with those contained in the DIP Financing Documents and Prepetition Loan Documents.

         28. Pursuant to this Final Order, the DIP Financing Agreement shall be deemed amended in the following manner:

                  a. The definition of "Arrangement Fee" shall be replaced with the following: "mean, with respect to any Loan advanced to the Borrower pursuant to this Agreement, 3% of the principal amount of such loan, provided that such fee shall accrue without interest on each Borrowing Date, and shall not be paid until the earlier of (i) consummation of the Joint Plan (in which case such fee shall be payable in equity in the Reorganized Debtors) or (ii) the Termination Date."

                  b. The words "and/or the Joint Plan" shall be stricken from the definition of "Material Adverse Effect";

                  c. The "Exit Fee" (as defined in Section 2.05(b)) shall be a fee equal to $2,000,000.00 cash;

                  d. Section 3.02(x) of the DIP Financing Agreement shall be deleted in its entirety;

                  e. The clause "Subject to the Loan Parties' fiduciary duty to creditors" shall be inserted prior to the first sentence in Section 5.01(i);

                  f. The clause "provided that nothing in this section shall be construed to limit or restrict in any way the Loan Parties' ability and obligation to respond to and support inquiries from third parties (including the official committee of unsecured creditors and prospective purchasers or financiers identified by such committee) for information, documents, interviews, or other forms of diligence." shall be inserted at the end of the last sentence contained in Section 5.02(k) and at the end of the last sentence contained in
Section 5.02(n);

                  g. The words "or is filed by any other Person" shall be stricken from Section 6.01(m)(iii);

                  h. The words "within thirty-five (35) days after the Petition Date" contained in Section 6.01(r) shall be replaced with "on or before May 15, 2003.";

                  i. The words "within eighty (80) days after the Petition Date" contained in Section 6.01(s) shall be replaced with "on or before June 30, 2003";

                  j.       Section 6.01(u) shall be deleted;

                  k. The clause "other than objections or threats to object to the entry of the Interim DIP Order or the Final DIP Order" contained in Section 3.02(viii) shall be replaced with the clause "other than objections or threats to object to the entry of the Final DIP Order and the state court lawsuit that certain of the Prepetition Lenders have brought against the DIP Lenders and the Administrative Agent in connection with the Fifth Amendment,";

                  l. The phrase "File the Joint Plan and the Disclosure Statement with the Bankruptcy Court on the Petition Date, after which the Loan Parties take all reasonable actions to obtain confirmation of the Joint Plan by the Bankruptcy Court (including actions requested by the Plan Proponents)," contained in the first sentence of section 5.01(i) shall be replaced with "Subject to the Loan Parties' fiduciary duty to creditors, take all reasonable actions to obtain confirmation of the Joint Plan by the Bankruptcy Court (including actions reasonably requested by the Plan Proponents),";

                  m. The phrase "or included in the approved Budget" shall be inserted after the word "insurance" contained in section 6.01(f); and

                  n. The phrase "(ii) the Final Order shall not have been entered within thirty (30) days after the Petition Date," contained in section 6.01(k) shall be replaced with "(ii) the Final Order shall not have been entered by March 27, 2003."

         29. In the event that any or all of the provisions of this Final Order are hereafter modified, vacated or stayed, any indebtedness, obligation or liability incurred by the Debtors to the DIP Lenders under the DIP Financing Documents prior to the effective date of such stay, modification or vacation shall be governed in all respects by the original provisions of this Final Order, and the DIP Lenders shall be entitled to all of the protections afforded by the provisions of 11 U.S.C. Section 364(e) and to all the rights, remedies, privileges, and benefits under 11 U.S.C. Section 364(e), including, without limitation the security interests, liens and priorities granted pursuant to the DIP Financing Documents with respect to all Post-Petition Debt, obligations, and liabilities.

         30. The provisions of this Final Order shall be effective immediately upon entry of this Final Order and any actions taken pursuant thereto shall survive entry of, and shall govern with respect to any conflict with any order that may be entered, dismissing any of these chapter 11 cases, or converting the chapter 11 cases to chapter 7 cases.

         31. Nothing in this Final Order shall prejudice or compromise any right or remedy that the Prepetition Lenders may have against persons or entities other than the Debtors; nor shall anything in this Final Order permit any party to take any action otherwise prohibited by 11 U.S.C. Section 362 except to the extent explicitly set forth in paragraphs five (5) and twenty-one
(21) of this Final Order, including, without limitation, any act to create, perfect, or enforce any lien against property of the estate, and any act to create, perfect, or enforce against property of the Debtors any lien to the extent that such lien secures a claim that arose before commencement of these cases.

         32. Notwithstanding anything set forth herein or in the Loan Documents, the Official Committee of Unsecured Creditors appointed in these bankruptcy cases (the "Committee") shall have standing to bring a motion for sale of all or substantially all of the Debtors' assets pursuant to section 363 of the Bankruptcy Code provided that (a) the aggregate cash consideration for such sale is adequate to pay, in full (i) all of the claims of the DIP Lenders and the Prepetition Lenders, including all claims for fees and expenses as set forth herein and pursuant to the DIP Financing Documents, (assuming, for purposes of this calculation only, that all such claims of the Prepetition Lenders and the DIP Lenders would ultimately deemed allowed and unavoidable) and
(ii) all claims entitled to priority under sections 503 and 507 of the Bankruptcy Code, and further provided that (b) the order authorizing the Debtors to enter into any asset purchase agreement in connection with such sale shall require that the proposed buyer replace the DIP Facility upon such order becoming a final order.

         33. Notwithstanding anything set forth herein, all rights of the Minority Banks arising out of or in connection with the Fifth Amendment, including without limitation all rights to contend that such Fifth Amendment is in any or all respects unenforceable, void, or invalid, are hereby expressly reserved.

ENTERED this ___ day of March, 2003:

                                                  ______________________________
                                                  UNITED STATES BANKRUPTCY JUDGE

APPROVED AS TO FORM AND CONSENTED TO:

ATTORNEYS FOR THE DEBTORS
AND DEBTORS-IN-POSSESSION

____________________________
David M. Friedman
Robert M. Novick
Michelle L. Fivel
KASOWITZ, BENSON, TORRES
& FRIEDMAN LLP
1633 Broadway
New York, New York 10019
Telephone:  (212) 506-1700
Telecopier: (212) 506-1800

      -- and --

Daniel J. Defranceschi
John H. Knight
RICHARDS, LAYTON & FINGER, P.A.
One Rodney Square
P.O. Box 551
Wilmington, Delaware 19899
(302) 651-7700

ATTORNEYS FOR WEISEL

__________________________________
Thomas Moers Mayer
Matthew J. Williams
KRAMER LEVIN NAFTALIS
& FRANKEL LLP
919 Third Avenue
New York, New York 10022-3852
(212) 715-9100

ATTORNEYS FOR WELLS FARGO

__________________________________
Mark Joachim
J. Alexander Lawrence
Morrison & Foerster LLP
1290 Avenue of the Americas
New York, New York 10104
(212) 468-8000

ATTORNEYS FOR FLEET NATIONAL BANK

__________________________________
Alan S. Brilliant
Deirdre Ann Sullivan
MILBANK TWEED,
HADLEY & McCLOY LLP
One Chase Manhattan Plaza
New York, New York 10003
(212) 530-5000

ATTORNEYS FOR THE OFFICIAL
COMMITTEE OF UNSECURED CREDITORS

__________________________________
Tobias S. Keller
Pachulski, Stang, Ziehl, Young & Jones Professional Corporation
Three Embarcadero Center, Suite 1020
San Francisco, CA 94111
(415) 263-7000